UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 29, 2020

Fortune Brands Home & Security, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35166	62-1411546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road
Deerfield, Illinois 60015
(Address of Principal Executive Offices) (Zip Code)

847-484-4400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	FBHS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.          Entry into a Material Definitive Agreement.

On April 29, 2020, Fortune Brands Home & Security, Inc. (the “Company”) entered into a 364-day unsecured revolving credit agreement among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”).

Under the Credit Agreement, subject to the satisfaction or waiver of certain conditions, the Company will be able to borrow loans on a revolving basis.  The aggregate principal amount of commitments under the Credit Agreement will be $400,000,000.  The proceeds of borrowings under the Credit Agreement may be used for general corporate purposes, including working capital, capital expenditures, permitted acquisitions and other lawful corporate purposes.

Borrowings under the Credit Agreement will bear interest at variable rates equal to, at the Company’s election (1) for each base rate loan, the sum of the base rate plus the applicable base rate margin or (2) for each euro-dollar loan, the sum of a euro-dollar margin plus the euro-dollar rate for deposits in dollars with a maturity comparable to the interest period selected by the Company.  The applicable base rate margin and the euro-dollar margin will be determined based on the ratings of the Company’s senior unsecured long-term debt securities.   The base rate margins range from 0.4% to 0.8% and the euro-dollar rate margins range from 1.4% to 1.8%. The Company elects the basis of the interest rate (base rate or euro-dollar) at the time of each borrowing and may elect to change the interest rate basis from time to time.

The Credit Agreement contains, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type.  The covenants include certain limitations on secured debt, sale-leaseback transactions, subsidiary debt and guarantees, fundamental changes, acquisitions and transactions with affiliates. The Credit Agreement also includes a covenant under which the Company is required to maintain a minimum ratio of consolidated EBITDA to consolidated interest expense of 3.0 to 1.0.  In addition, the Credit Agreement includes a covenant under which the Company's ratio of consolidated total indebtedness minus certain cash and cash equivalents held by the Company and its subsidiaries to consolidated EBITDA generally may not exceed 3.5 to 1.0.

Under certain conditions the lending commitments under the Credit Agreement may be terminated by the Lenders and amounts outstanding under the Credit Agreement may be accelerated.  The events of default include:  failure to pay any principal, interest or other amounts when due, failure to comply with its covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt of the Company and its subsidiaries, bankruptcy, material judgments rendered against the Company or certain of its subsidiaries, certain ERISA events or a change of control of the Company, subject to various exceptions and notice, cure and grace periods.

From time to time, the Company and the lenders under the Credit Agreement (or affiliates of the lenders) may engage in other transactions, including arrangements under which a lender or an affiliate of the lender participates in interest rate swap or hedging arrangements with the Company, effects repurchases of shares of the Company’s common stock, serves as underwriter, placement agent or purchaser of debt issued by the Company, provides cash management, financial advisory, corporate trust, investment banking or commercial banking services to the Company, or provides lines of credit to the Company or its affiliates among other things.  Certain of the lenders or affiliates of certain of the lenders under the Credit Agreement are also lenders under the Company’s existing $1,250,000,000 revolving credit facility reported in the Form 8-K filed by the Company on October 1, 2019.

The above summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement which will be filed with the Company quarterly report on Form 10-Q.

Item 2.02.         Results of Operations and Financial Condition.

On April 30, 2020, the Company issued a press release reporting the Company’s first quarter 2020 results and announcing the suspension of future financial guidance.  A copy of the Company’s press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated herein by reference.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement.” of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits.

(d)          Exhibits
The following exhibit is being furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release dated April 30, 2020, issued by Fortune Brands Home & Security, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS HOME & SECURITY, INC.
(Registrant)

By:	/s/ Patrick D. Hallinan
Name:	Patrick D. Hallinan
Title:	Senior Vice President and Chief Financial Officer

Date:  April 30, 2020